Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fidelity National Information Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-63342, No. 333-64462 and No. 333-103266) on Form S-8 of Fidelity National Information Services, Inc. (formerly known as Certegy Inc.) of our report dated May 9, 2005, except as to notes 13(c) and 14, which are as of September 30, 2005, and note 13(d), which is as of February 1, 2006, with respect to the combined balance sheets of Fidelity National Information Services, Inc. as of December 31, 2004 and 2003, and the related combined statements of earnings, equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the Form 8-K of Fidelity National Information Services, Inc. dated January 31, 2006.

Our report refers to a change in accounting for stock-based employee compensation effective January 1, 2003.

/s/ KPMG LLP

Jacksonville, FL
February 1, 2006